Rule 424B3
                                                              File No. 333-11687

                  SUPPLEMENT NO. TWELVE DATED DECEMBER 14, 1998
                     TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement.

     The purpose of this Supplement is to add additional Selling Holders as of December 14, 1998. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of December 14, 1998 and (ii) the number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.

                                                Aggregate Principal                          Number of Shares
                                               Amount of Debentures                           of Common Stock
                                                 That May Be Sold                            That May Be Sold*

Deephaven Market Neutral Trading LP                 $1,650,000                                      68,750
Deephaven Market Neutral Trading Limited            $3,850,000                                     160,416

*Assumes a conversion price of $24.00 per share.

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.


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